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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
ABM Industries Incorporated

We consent to the incorporation by reference in the registration statement on Form S-8 of ABM Industries Incorporated of our report dated December 18, 2000, with respect to the consolidated balance sheets of ABM Industries Incorporated and subsidiaries as of October 31, 1999 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended October 31, 2000 and the related financial statement schedule II, which report appears in the Form 10-K of ABM Industries Incorporated dated January 29, 2001 and to the reference to our firm under the heading "Incorporation of Certain Documents by Reference" herein.



/s/ KPMG LLP

San Francisco, California
April 2, 2001




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